Exhibit 99.1

News Release:

CONTACT:                                Thomas W. Schneider, President & CEO, (315) 343-0057

Pathfinder Bancorp, Inc. Declares 1st Quarter Dividend

OSWEGO, New York (March 28, 2011) - Thomas W. Schneider, President/CEO of Pathfinder Bancorp, Inc., the mid-tier holding company of Pathfinder Bank, (NASDAQ SmallCap Market; symbol: PBHC, listing: PathBcp) has announced that the Company has declared a cash dividend of $.03 per share on the Company’s common stock relating to the fiscal quarter ending March 31, 2011.  The dividend will be payable to all shareholders of record on April 14, 2011 and will be paid on April 29, 2011

About Pathfinder Bancorp, Inc.
Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has eight full service offices located in its market area consisting of Oswego and Onondaga Counties.  Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust I.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.